Exhibit 99.1

For release: August 6, 2026

Contact: Brian F. Kidd, SVP/CFO

Phone: (615) 890-2020

NHC Announces Common Dividend

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation’s oldest publicly traded long-term health care company, announced today that it will pay a quarterly dividend of 67 cents per common share to shareholders of record on September 30, 2026 and payable on October 30, 2026.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

As of August 1, 2026, NHC affiliates operate for themselves and third parties 80 skilled nursing facilities with 10,323 beds. NHC affiliates also operate 26 assisted living communities with 1,413 units, nine independent living communities with 775 units, three behavioral health hospitals, 34 homecare agencies, and 33 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.